As Filed with the Securities and Exchange Commission January 3, 2008

Registration No.: 333-147666

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Amendment No. 1 to
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MOBILE PRESENCE TECHNOLOGIES, INC.

Delaware	SIC 4899	20-8545693
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

211 West 106th Street – Apartment 15D New York, New York 10025 (917) 825-9093
(Address and telephone of registrant’s executive office)
Mr. Timothy Lightman, President 211 West 106th Street – Apartment 15D New York, New York 10025 (917) 825-9093
(Name, address and telephone of agent for service of process)
Copies of all communication to: Frank J. Hariton, Esq. 1065 Dobbs Ferry Road White Plains, New York 10607 Telephone (914) 674-4373 Fax (914) 693-2963

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this prospectus

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  [ ]

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)

Common Stock, par value $.0001 per share (1)	171,500	$1.00	$171,500	$21.48

* Previously Paid
(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of '33, as amended and based upon the amount of consideration received by the issuer.  As of the date hereof, there is no established public market for the common stock being registered.  Accordingly, and in accordance with Item 505 of Regulation S-B requirements certain factor(s) must be considered and utilized in determining the offering price.  The factor considered and utilized herein consisted of and is based upon the issuance price of those securities issued (from June 5, 2007 through October 31, 2007) which shares of common stock were all issued at $1.00 per share.

WE HEREBY AMEND THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

MOBILE PRESENCE TECHNOLOGIES, INC.

211 West 106th Street – Apartment 15B

New York, New York 10025

Up to 171,500 Shares of Common Stock

Offering Price: $1.00 per share

As of January 3, 2008, we had 1,046,500 shares of our common shares outstanding.

This is a resale prospectus for the resale of up to 171,500 shares of our common stock by the selling stockholders listed herein. We will not receive any proceeds from the sale of the shares.

Our common stock is not traded on any public market and, although we intend to initiate steps to have our common stock quoted on the Over the Counter Bulletin Board maintained by NASD ("OTCBB") upon the effectiveness of the registration statement of which this prospectus is a part, we may not be successful in such efforts, and our common stock may never trade in any market.  We have not yet contacted any broker-dealer to request that they apply to have our stock included on the OTCBB.

Selling stockholders selling pursuant to this prospectus will sell at a fixed price of $1.00 per share until our common shares are quoted on the OTCBB or another market and thereafter at prevailing market prices, or privately negotiated prices.

We are a start up venture intending to engage in the business of developing and marketing enhancements to cellular telephone service that are directed towards adult cellular telephone users. We will require substantial additional capital contributions for our business to become fully operational.

Investing in our common stock involves very high risks. See "Risk Factors" beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 3, 2007.

SUMMARY OF OUR OFFERING

The following summary information is qualified in its entirety by the detailed information and financial statements appearing elsewhere in the Prospectus.

OUR BUSINESS

Mobile Presence Technologies, Inc. (“we” “us” or “the company”) plans to develop and market software enhancements and advertising to cellular telephone services that are oriented towards the non-youth market.  The first such enhancement we are developing is a complex opt-in adverting model, which will alert service subscribers to specific products and services they are interested in, based in large part upon their current physical location. This is implemented by utilizing the current and next generation of Location Based Services available from the major wireless carriers.  We will monetize the business by both selling to consumers timely, useful information which meets their individual needs; as well as to advertisers which will pay a premium for such a tightly targeted market.  This is 1-1 marketing, on a mass scale with the added dimension of real time location specific information.  We call this Shop Finder NOW!

We have not completed the Alpha version of this offering and do not intend to do so until our business becomes fully operational.

We were incorporated in February 2007, under the laws of the State of Delaware and have not commenced providing conference call services. Our headquarters are located at 211 West 106th Street – Apartment 15B, New York, New York 10025 which is the residence of our Chief Executive Officer and our telephone number is (917) 825-9093. We intend to establish a web site to help in marketing our services. Any information that may appear on our web site once it is operational should not be deemed to be a part of this prospectus.

About This Offering

The Offering

Securities being offered:	Up to 171,500 shares of common stock, par value $0.0001, by the selling stockholders.

Offering price per share:	$1.00.

Offering period:	The shares will be offered on a time-to-time basis by the selling stockholders.

Net proceeds:	We will not receive any proceeds from the sale of the shares.

Use of proceeds:	We will not receive any proceeds from the sale of the shares.

Number of Shares of Common Stock and Preferred Stock Authorized and Outstanding:

20,000,000 shares of common stock authorized, 1,046,500 shares issued and outstanding,

1,000,000 shares of blank check preferred stock authorized – none issued.

There is no trading market for our shares. We intend to find a broker dealer to sponsor us for inclusion on the Over the Counter Bulletin Board and thereafter we hope that a trading market will develop. To date we have not contacted any broker-dealer to act as a sponsor for our stock. Selling stockholders will sell at a fixed price of $1.00 per share until our common shares are quoted on the Over-the-Counter Bulletin Board or another market and thereafter at prevailing market prices, or privately negotiated prices.

Selected Financial Information

BALANCE SHEET DATA: As of September 30, 2007

Cash:	$25,591
Total assets:	$25,591
Accrued expenses:	$8,000
Total liabilities:	$9,000
Total stockholders’ equity:	$16,591

STATEMENT OF OPERATIONS DATA: For the Period from February 13, 2007 (inception) through September 30, 2007

Revenues:	$-
Operating expenses:	$28,009
Net loss:	$(28,009)

The foregoing summary information is qualified by and should be read in conjunction with our audited financial statements and accompanying footnotes.

RISK FACTORS

You should carefully consider the following factors in evaluating our business, operations and financial condition. Additional risks and uncertainties now known to us as well as those presently unknown to us, that we currently deem either material or immaterial or that are similar to those faced by other companies in our industry or business in general, such as competitive conditions, may also impair our business operations. The occurrence of any the following risks could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Business

We are not yet operational and will require substantial additional funds. We intend to enter the business of offering software enhancements and advertising to cellular telephone service which will be marketed to and hopefully adopted by a variety of parties including: cellular phone manufacturers, cellular carriers, direct marketing to consumers, and marketing to traditional advertisers for direct targeting.

However, we have not yet hired any personnel, acquired the necessary equipment or otherwise begun operations. Our activities to date have been organizational and developmental (pre-operational). We believe that our presently available funds and our financing commitments will be sufficient to meet our anticipated needs for our business plan in the pre-operational stage for at least the next twelve months. We will need to raise additional funds of $1 to $3 million to begin testing and additional funds to truly become operational, implement our business plan, develop new cell phone features, respond to competitive pressures or acquire complementary businesses or technologies. We may also need to raise funds if our available funds decrease during our various operational stages. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and stockholders may experience dilution. Moreover, such securities may have rights, preferences and privileges senior to those of our common stock. There can be no assurance that additional financing will be available on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to fund our expansion, take advantage of unanticipated acquisition opportunities, develop or enhance new service offerings or respond to competitive pressures. We have no commitments to raise the additional capital we will need to become operational. Thus we may never become operational and, even if we do, we may not have sufficient funds to grow to meet demand if we are successful and investors may lose their entire investment.

Our independent auditors have expressed doubt about our ability to continue as a going concern. We received a report on our financial statements for the period from February 13, 2007 through September 30, 2007 from our independent accountants that includes an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern. The report expressed doubt about our ability to continue as a going concern because we are not operational and have limited resources. We can offer no assurance that the actions we plan to take to address these conditions will be successful. Inclusion of a “going concern qualification” in the report of our independent accountants may have a negative impact on our ability to obtain financing and may adversely impact our stock price in any market that may develop.

We may be adversely affected by downward price pressure in the cellular telephone industry. The cellular telephone industry has experienced rapid growth that appears to be lessening in many mature markets.  Management believes that slowed growth in the telephone service market presents an opportunity for our growth to our various target segments.  However this has not yet been substantiated by any independent market research. Both cellular service providers and cellular telephone manufacturers must incur significant expenses to distinguish their products and services from others’ in order to compete.  However, our targets may well determine to compete solely by offering lower prices or by developing service enhancements in house and may reject the enhancements that we offer in order to cut their costs.  If we meet greater than anticipated resistance to our enhancements to cellular service we may be forced to license or sell our products at unfavorable prices.  Accordingly, we will fail even if our products have merit.

Our ability to hire additional personnel is important to the continued growth of our business. Our continued success depends upon our ability to attract and retain a group of motivated marketing and software development professionals. Our growth may be limited if we cannot recruit and retain a sufficient number of people.  We cannot guarantee that we will be able to hire and retain a sufficient number of qualified personnel.

We face substantial competition. Competition in all aspects of the cellular telephony industry is intense.  We will compete against, as well as be dependent on the infrastructure, as we wish to sell to some of the largest companies on earth.  As a result of competition we should experience downward pressure price on our products that can be overcome by cutting our costs or introducing a continual array of new and desirable products.  We cannot promise that we can accomplish either of these goals and as a result may experience negative impact upon our operating results.

Further we could find that our entire marketing plan and business model is undercut or made irrelevant by actions of other companies under which we have no control.

We may find that any patents we may obtain provide limited protection.  We have not completed any proposed product and have not applied for any patents.  Management will from time to time determine whether applying for patent protection is appropriate for our business.  Even if we were to apply for and be awarded a patent, our patent may not offer us any meaningful protection from other companies in our business.  Furthermore, any patent that we may be granted may be held by a court to infringe on the patents or intellectual property rights of others and subject us to awards for damages.

Our success depends to a large extent upon the continued service of key managerial and technical employees and our ability to attract and retain qualified personnel. Specifically, we are highly dependent on the ability and experience of our key employee, Timothy Lightman, our president and CEO and our technical consultant Anthony Harper. The loss of either of M. Lightman or Mr. Harper would present a significant setback for us and could impede the implementation of our business plan. There is no assurance that we will be successful in acquiring and retaining qualified personnel to execute our current plan of operations.

Our president/CEO and technical consultant serve us on a part time basis and conflicts may arise. Mr. Lightman and Mr. Harper each devote only a small portion of their time to our operations. Since they also have other outside commitments, it is inevitable that conflicts will arise in their allocation of time and effort. While they will each seek to give us sufficient time to allow us to operate on a basis that is beneficial to our shareholders, this goal may not be accomplished and our operating results may be negatively impacted by the unavailability of our key personnel.

The ability of our president to control our business will limit minority shareholders' ability to influence corporate affairs. Our president, Timothy Lightman, owns 975,000 or approximately 93.2% of our 1,046,500 issued and outstanding shares. Even if he were to sell all of his shares that are covered by this prospectus, he would still own 875,000 shares or approximately 83.6% of our issued and outstanding shares. Because of his stock ownership, our president will be in a position to continue to elect our board of directors, decide all matters requiring stockholder approval and determine our policies. The interests of our president may differ from the interests of other shareholders with respect to the issuance of shares, business transactions with or sales to other companies, selection of officers and directors and other business decisions. The minority shareholders would have no way of overriding decisions made by our president. This level of control may also have an adverse impact on the market value of our shares because he may institute or undertake transactions, policies or programs that result in losses, may not take any steps to increase our visibility in the financial community and/ or may sell sufficient numbers of shares to significantly decrease our price per share.

If we do not receive additional financing we will not become operational. We require between $1 and $3 million in debt or equity financing. Our management believes that it will be able to raise funds for us after this registration statement becomes effective and after we commence trading on the over the counter bulletin board (“OTCBB”). However, we cannot be certain that we will accomplish these goals or that, even if we do, that additional funds will be raised. No one has committed to invest the money we need to become operational. If we cannot become operational, we will eventually be required to abandon our plans and, unless we can find a suitable acquisition or merger partner our shareholders will lose their investment. We have not located any suitable potential merger partner because we intend to proceed with our business.

We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002. Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will be required, beginning with our fiscal year ending September 30, 2008, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting as of the end of fiscal 2008. Furthermore, our independent registered public accounting firm will be required to attest to whether our assessment of the effectiveness of our internal control over financial reporting is fairly stated in all material respects and separately report on whether it believes we have maintained, in all material respects, effective internal control over financial reporting as of September 30, 2009. We have not yet completed our assessment of the effectiveness of our internal control over financial reporting. We expect to incur additional expenses and diversion of management's time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

We may not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees. During the course of our testing, we may identify other deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

Risks Related to Our Common Stock

Currently, there is no public market for our securities, and there can be no assurances that any public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations. Prior to the date of this prospectus, there has not been any established trading market for our common stock, and there is currently no public market whatsoever for our securities. We have obtained a market maker to file an application with the NASD on our behalf so as to be able to quote the shares of our common stock on the OTC Bulletin Board ("OTCBB") maintained by the NASD commencing upon the effectiveness of our registration statement of which this prospectus is a part. There can be no assurance as to whether such market maker's application will be accepted by the NASD. We are not permitted to file such application on our own behalf. If the application is accepted, there can be no assurances as to whether any market for our shares will develop or the prices at which our common stock will trade. If the application is accepted, we cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for the common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception, and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

Because of the anticipated low price of the securities, many brokerage firms may not be willing to effect transactions in these securities. See "Plan of Distribution" subsection entitled "Selling Shareholders and any purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions."

Our board of directors is authorized to issue shares of preferred stock, which may have rights and preferences detrimental to the rights of the holders of our common shares. We are authorized to issue up to 1,000,000 shares of preferred stock, $0.0001 par value. As of the date of this prospectus, we have not issued any shares of preferred stock. Our preferred stock may bear such rights and preferences, including dividend and liquidation preferences, as the Board of Directors may fix and determine from time to time. Any such preferences may operate to the detriment of the rights of the holders of the common stock being offered hereby.

Our articles of incorporation provide for indemnification of officers and directors at our expense and limit their liability that may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors. Our articles of incorporation and applicable Delaware law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person's promise to repay us, therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us, which we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is are likely to materially reduce the market and price for our shares, if such a market ever develops.

Any market that develops in shares of our common stock will be subject to the penny stock restrictions that are likely to create a lack of liquidity and make trading difficult or impossible. Until our shares of common stock qualify for inclusion in the NASDAQ system, if ever, the trading of our securities, if any, will be in the over-the-counter market which is commonly referred to as the OTCBB as maintained by the NASD. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our securities.

SEC Rule 15g-9 (as most recently amended and effective on September 12, 2005) establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. This classification severely and adversely affects the market liquidity for our common stock. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:
•	the basis on which the broker or dealer made the suitability determination, and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.
Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if and when our securities become publicly traded. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their securities.

We do not intend to pay dividends on our common stock. We have not paid any dividends on our common stock to date and there are no plans for paying dividends on the common stock in the foreseeable future. We intend to retain earnings, if any, to provide funds for the implementation of our business plan. We do not intend to declare or pay any dividends in the foreseeable future. Therefore, there can be no assurance that holders of our common stock will receive any additional cash, stock or other dividends on their shares of our common stock until we have funds which the Board of Directors determines can be allocated to dividends.

If a market develops for our shares, sales of our shares relying upon rule 144 may depress prices in that market by a material amount. All of the outstanding shares of our common stock are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for a prescribed period may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed 1.0% of a company's outstanding common stock. The alternative average weekly trading volume during the four calendar weeks prior to the sale is not available to our shareholders being that the OTCBB (if and when listed thereon) is not an "automated quotation system" and, accordingly, market based volume limitations are not available for securities quoted only over the OTCBB. As a result of revisions to Rule 144 which became effective on or about April 29, 1997, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days) after the restricted securities have been held by the owner for a period of two years. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop.  The Securities and Exchange Commission has proposed reducing the holding periods required for sales under Rule 144 by one half.  However, the proposed rule has not been adopted by the Securities and Exchange Commission.  We cannot predict whether the proposed rule will be adopted, and if adopted, what its final provisions will be.

Any trading market that may develop may be restricted by virtue of state securities "Blue Sky" laws to the extent they prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible to sell shares in those states. There is no public market for our common stock, and there can be no assurance that any public market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the “Blue Sky” laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state “Blue Sky” law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit the secondary trading of our common stock. We currently do not intend and may not be able to qualify securities for resale in approximately 17 states that do not offer manual exemptions and require shares to be qualified before they can be resold by our shareholders.

Accordingly, investors should consider the secondary market for our securities to be a limited one. See also "Plan of Distribution-State Securities-Blue Sky Laws."

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of the common stock offered by the selling stockholders. We are registering 171,500 of our 1,046,500 currently outstanding shares for resale to provide the holders thereof with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

SELLING STOCKHOLDERS

From February through October 2007, 1,046,500 shares of common stock were issued to 42 individuals:

Upon our formation we issued 985,000 shares to Timothy Lightman, our founder, director and CEO/President at their par value of $0.0001 per share.

Upon our formation we also issued 15,000 shares to our counsel Frank J. Hariton at their par value of $0.0001 per share.

Mr. Lightman contributed 10,000 shares to Jo’s Gym, a not for profit organization.

An additional 46,500 shares were issued to 40 shareholders for $46,500 paid in cash ($1.00 per share). These shares were issued in a private offering pursuant to Regulation D under the Securities Act of 1933, as amended, and each of the investors therein represented in writing that such investor was an accredited investor as that term is defined in Regulation D and that he was acquiring the shares for his own account and for investment.

No underwriter participated in the foregoing transactions, and no underwriting discounts or commissions were paid, nor was any general solicitation or general advertising conducted. The securities bear a restrictive legend and stop transfer instructions are noted on our stock transfer records.

All shares offered under this prospectus are being offered by selling shareholders and may be sold from time to time for the account of the selling stockholders named in the following table. The table also contains information regarding each selling stockholder's beneficial ownership of shares of our common stock as of the date of this prospectus, and as adjusted to give effect to the sale of the shares offered hereunder.

SELLING SECURITY HOLDER AND RELATIONSHIP TO THE COMPANY OR ITS AFFILIATES, IF ANY	SHARES OWNED (NUMBER AND PERCENTAGE) BEFORE OFFERING		SHARES OFFERED	SHARES OWNED (NUMBER AND PERCENTAGE) AFTER OFFERING
Timothy Lightman, President, CEO and Director	975,000	93.2%	100,000	875,000	100%
Frank J. Hariton,Counsel	15,000	1.4%	15,000	0	0%
Gavin Andrus	1,000	*	1,000	0	0%
Nicolas Bacon	1,000	*	1,000	0	0%
Ramona Barkat	1,000	*	1,000	0	0%
Barry Bickmore	1,000	*	1,000	0	0%
Brandon Bickmore	1,000	*	1,000	0	0%
Eileen Bryson	2,000	*	2,000	0	0%
Leslie Campos	1,000	*	1,000	0	0%
Dan Carter	1,000	*	1,000	0	0%
Gary Christensen	1,000	*	1,000	0	0%
Kjel Christensen	1,000	*	1,000	0	0%
Caroline Devries	1,000	*	1,000	0	0%
Christopher Du Bois	1,000	*	1,000	0	0%
Edward Erdmann	1,000	*	1,000	0	0%
Cynde Foreman	1,000	*	1,000	0	0%
Carol Goebels	1,000	*	1,000	0	0%
Yoli Gutierrez	1,000	*	1,000	0	0%
Scott Hiltebrant	1,500	*	1,500	0	0%
Sheryl Hiltebrant	1,000	*	1,000	0	0%
Stephen Hiltebrant	1,000	*	1,000	0	0%
Jonathan Hopp	1,000	*	1,000	0	0%
Brian Hymel	1,000	*	1,000	0	0%
Jo’s Gym	10,000	*	10,000	0	0%
Kenneth Kotler	1,000	*	1,000	0	0%
Muriel Kravette	1,000	*	1,000	0	0%
Richard Krutosik	1,000	*	1,000	0	0%
Emily Lussier	1,000	*	1,000	0	0%
Suzanne Lussier	1,000	*	1,000	0	0%
Eugene Mattos	1,000	*	1,000	0	0%
Paul Monti	1,000	*	1,000	0	0%
Scott Perhacs	1,000	*	1,000	0	0%
Christopher Ramsey	5,000	*	5,000	0	0%
Richard Rayyis	1,000	*	1,000	0	0%
Martin Reed	1,000	*	1,000	0	0%
Jeffrey Rundell	1,000	*	1,000	0	0%
Kevin Sands	2,000	*	2,000	0	0%
Harpreet Sanga	1,000	*	1,000	0	0%
Gayle Terry	1,000	*	1,000	0	0%
Joseph Turchyn	1,000	*	1,000	0	0%
Jennifer Van Dyk	1,000	*	1,000	0	0%
Brittany Young	1,000	*	1,000	0	0%
Zhaowei Yu	1,000	*	1,000	0	0%
Total	1,046,500	100%	171,500	875,000	100%

* Percentage is only indicated if greater than 1%
None of the Selling Stockholders are broker/dealers or affiliates of broker/dealers.

Timothy Lightman, our CEO/president is a Selling Stockholder and will be considered to be an underwriter for purposes of this offering.  His current intention is to remain as our officer regardless of whether he sells a substantial portion of his stockholding in us. He is nevertheless offering 100,000 shares of his shareholder interest in this offering (approximately 9.6% of all outstanding common shares) since otherwise sales by him would be restricted to 1% (or approximately 10,000 shares) of all outstanding shares every three months in accordance with Rule 144. As our officer/control person, Mr. Lightman may not avail himself of the provisions of Rule 144(k) which otherwise would permit a non-affiliate to sell an unlimited number of restricted shares provided that the two-year holding period requirement is met.  As indicated elsewhere herein, the Securities and Exchange Commission has proposed amending Rule 144 to substantially shorten the holding periods required there under.

Selling Stockholders will sell at a fixed price of $1.00 per share until our common shares are quoted on the Over-The-Counter Bulletin Board or another quotation medium and thereafter at prevailing market prices, or privately negotiated prices.

DETERMINATION OF OFFERING PRICE

There is no established public market for the common equity being registered. 1,000,000 of our outstanding shares were issued at $0.0001 in February and March of 2007and 46,500 of our outstanding shares were issued at $1.00 per share between June and October 2007. Accordingly, in determining the offering price, we selected $1.00 per share, which was the highest and most recent price at which we have issued our shares.

DIVIDEND POLICY

We have never paid a cash dividend on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Moreover, any future credit facilities might contain restrictions on our ability to declare and pay dividends on our common stock. We plan to retain all earnings, if any, for the foreseeable future for use in the operation of our business and to fund the pursuit of future growth. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements and on such other factors as our board of directors, in its discretion, may consider relevant.

PLAN OF DISTRIBUTION

The selling stockholders may offer the shares at various times in one or more of the following transactions:

•	on any market that might develop;
•	in transactions other than market transactions;
•	by pledge to secure debts or other obligations;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or
•	in a combination of any of the above.

Selling stockholders will sell at a fixed price of $1.00 per share until our common shares are quoted on the Over- the-Counter Bulletin Board or another quotation medium and thereafter at prevailing market prices or privately negotiated prices. In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.

The selling stockholders may use broker-dealers to sell shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they have acted as agents. To date, no discussions have been held or agreements reached with any broker/dealers. No broker–dealer participating in the distribution of the shares covered by this prospectus may charge commissions in excess of 7% on any sales made hereunder.

Affiliates and/or promoters of the Company who are offering their shares for resale and any broker-dealers who act in connection with the sale of the shares hereunder will be deemed to be "underwriters" of this offering within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

Selling shareholders and any purchasers of our securities should be aware that any market that develops in our common stock will be subject to "penny stock" restrictions.

We will pay all expenses incident to the registration, offering and sale of the shares other than commissions or discounts of underwriters, broker-dealers or agents. We have also agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

This offering will terminate on the earlier of the:
a) date on which the shares are eligible for resale without restrictions pursuant to Rule 144 under the Securities Act or
b) date on which all shares offered by this prospectus have been sold by the selling stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

If any of the selling shareholders enter into an agreement after the effectiveness of our registration statement to sell all or a portion of their shares in the Company to a broker-dealer as principal and the broker-dealer is acting as underwriter, we will file a post-effective amendment to our registration statement identifying the broker-dealer, providing the required information on the Plan of Distribution, revising disclosures in our registration statement as required and filing the agreement as an exhibit to the registration statement.

Selling shareholders and any purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions.

Until our shares of common stock qualify for inclusion in the NASDAQ system, if ever, the trading of our securities, if any, will be in the over-the-counter markets, which are commonly referred to as the OTCBB as maintained by the NASD. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, our securities.

SEC Rule 15g-9 (as most recently amended and effective September 12, 2005) establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediate foreseeable future. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The above-referenced requirements may create a lack of liquidity, making trading difficult or impossible, and accordingly, shareholders may find it difficult to dispose of our shares.

STATE SECURITIES – BLUE SKY LAWS

There is no public market for our common stock, and there can be no assurance that any market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the “Blue Sky” laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state “Blue Sky” law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

Selling Security holders may contact us directly to ascertain procedures necessary for compliance with Blue Sky Laws in the applicable states relating to Sellers and/or Purchasers of our shares of common stock.

 We intend to apply for listing in a nationally recognized securities manual which, once published, will provide us with "manual" exemptions in 33 states as indicated in CCH Blue Sky Law Desk Reference at Section 6301 entitled "Standard Manuals Exemptions."

Thirty-three states have what is commonly referred to as a "manual exemption" for secondary trading of securities such as those to be resold by selling stockholders under this registration statement. In these states, so long as we obtain and maintain a Standard and Poor's Corporate Manual or another acceptable manual, secondary trading of our common stock can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia and Wyoming. We cannot secure this listing, and thus this qualification, until after our registration statement is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

LIMITATIONS IMPOSED BY REGULATION M

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. We assume no obligation to deliver copies of this prospectus or any related prospectus supplement.

LEGAL PROCEEDINGS

We are not a party to any pending litigation and, to the best of our knowledge, none is threatened or anticipated.

DIRECTORS, EXECUTIVE OFFICERS PROMOTERS AND CONSULTANTS

Our directors, officers and consultants are as follows:

Name	Age	Position(s)

Timothy Lightman	43	President, Chief Executive Officer and a Director

Anthony Harper	60	Consultant (Telephony, Communications and Operations)

Term and Family Relationships

Our director currently has terms which will end at our next annual meeting of the stockholders or until successors are elected and qualify, subject to their prior death, resignation or removal. Officers serve at the discretion of the Board of Directors. We only have one officer and director and no family relationships exist among our officers, directors and consultants.

Legal Proceedings

No officer, director, or persons nominated for these positions, and no promoter or significant employee of our corporation has been involved in legal proceedings that would be material to an evaluation of our management.

Business Experience

Timothy Lightman, was elected president, CEO and a director upon our formation in February 2007.  He has been employed by Bank Street College in various positions since 2006, including classroom teacher, head of the summer clamp program, and a curriculum consultant.  He holds a M.S. in early childhood and elementary education and a M.Ed. in Special Education from Bank Street College.

Anthony Harper has over 30 years experience in the cellular telephone industry.  Since 2004 he has been a director of United Fibernet a Hong Kong company, a joint venture partner of Ariane Corp. of Singapore and China Satellite Communications Company in providing telecommunications in East Asia.  Mr. Harper has been the founder or an officer of various companies engaged in cellular communications and in VOIP during the past three decades.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The information in the following table sets forth the beneficial ownership of our shares of common stock as of the date of this prospectus, by: (i) each of the three highest paid persons who are our officers and directors (or in the alternative, each officer and director); (ii) all officers and directors as a group; (iii) each shareholder who beneficially owns more than 10% of any class of our securities, including those shares subject to outstanding options.

Name and address                                Amount owned before the offering    Amount owned after the offering    Percent of class after the
of owner                                                                                                                                                                                                  offering

Timothy Lightman                                                      975,000                                               875,000                                                     83.6%
211 West 106th St. – Apt. 15B
New York, NY 10025

All officers and directors                                          975,000                                                875,000                                                     83.6%
as a group (One person)

DESCRIPTION OF CAPITAL STOCK

 Introduction

We were established as a Delaware corporation in February 2007. We are authorized to issue 20,000,000 shares of common stock and 1,000,000 shares of preferred stock.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our board of directors. No shares of preferred stock have been designated, issued or are outstanding. Accordingly, our board of directors is empowered, without stockholder approval, to issue up to 1,000,000 shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock. Although we have no present intention to issue any shares of preferred stock, there can be no assurance that we will not do so in the future.

Among other rights, our board of directors may determine, without further vote or action by our stockholders:

•	the number of shares and the designation of the series;
•
whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

•	whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;
•	whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;
•
whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

•
the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

We presently do not have plans to issue any shares of preferred stock. However, preferred stock could be used to dilute a potential hostile acquirer. Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control in our company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Common Stock

Our certificate of incorporation authorizes the issuance of 20,000,000 shares of common stock. There are 1,046,500 shares of our common stock issued and outstanding on the date of this prospectus which shares are held by 43 shareholders. The holders of our common stock:

•	have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;
•	are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
•	do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and
•	are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

See also “Plan of Distribution” subsection entitled "Any market that develops in shares of our common stock will be subject to the penny stock restrictions which will make trading difficult or impossible" regarding negative implications of being classified as a "Penny Stock."

Authorized but Un-issued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the marketplace rules of the NASDAQ, which would apply only if our common stock were listed on the NASDAQ, require stockholder approval of certain issuances of common stock equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock, including in connection with a change of control of the company, the acquisition of the stock or assets of another company or the sale or issuance of common stock below the book or market value price of such stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

One of the effects of the existence of un-issued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our board by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Delaware Anti-Takeover Law

We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prohibits, subject to exceptions, publicly-traded Delaware corporations from engaging in a business combination, which includes a merger or sale of more than 10% of the corporation's assets, with any interested stockholder. An interested stockholder is generally defined as a person who, with its affiliates and associates, owns or, within three years before the time of determination of interested stockholder status, owned 15% or more of a corporation's outstanding voting securities. This prohibition does not apply if: the transaction is approved by the board of directors before the time the interested stockholder attained that status; upon the closing of the transaction that resulted in the stockholder becoming an interest stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the start of the transaction; or at or after the time the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from an amendment approved by at least a majority of the outstanding voting shares. However, we have not opted out of this provision. This provision of the Delaware General Corporation Law could prohibit or delay a merger or other takeover or change-in-control attempts and may discourage attempts to acquire us.

Shareholder Matters

Certain provisions of Delaware law create rights that might be deemed material to our shareholders. Other provisions might delay or make more difficult acquisitions of our stock or changes in our control or might also have the effect of preventing changes in our management or might make it more difficult to accomplish transactions that some of our shareholders may believe to be in their best interests.

Dissenters' Rights

Among the rights granted under Delaware law which might be considered as material is the right for shareholders to dissent from certain corporate actions and obtain payment for their shares (see Delaware Revised Statutes ("DRS") 92A.380-390). This right is subject to exceptions, summarized below, and arises in the event of mergers or plans of exchange. This right normally applies if shareholder approval of the corporate action is required either by Delaware law or by the terms of the articles of incorporation.

A shareholder does not have the right to dissent with respect to any plan of merger or exchange, if the shares held by the shareholder are part of a class of shares which are:

*	listed on a national securities exchange,
*	included in the national market system by the National Association of Securities Dealers, or
*	held of record by not less than 2,000 holders.

This exception notwithstanding, a shareholder will still have a right of dissent if it is provided for in the articles of incorporation (our certificate of incorporation does not so provide) or if the shareholders are required under the plan of merger or exchange to accept anything but cash or owner's interests, or a combination of the two, in the surviving or acquiring entity, or in any other entity falling in any of the three categories described above in this paragraph.

Inspection Rights

Delaware law also specifies that shareholders are to have the right to inspect company records. This right extends to any person who has been a shareholder of record for at least six months immediately preceding his demand. It also extends to any person holding, or authorized in writing by the holders of, at least 5% of our outstanding shares. Shareholders having this right are to be granted inspection rights upon five days' written notice. The records covered by this right include official copies of: the articles of incorporation, and all amendments thereto, bylaws and all amendments thereto; and a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them, respectively.

In lieu of the stock ledger or duplicate stock ledger, Delaware law provides that the corporation may keep a statement setting out the name of the custodian of the stock ledger or duplicate stock ledger, and the present and complete post office address, including street and number, if any, where the stock ledger or duplicate stock ledger specified in this section is kept.

Transfer Agent

The transfer agent for our common stock is Colonial Stock Transfer Company, Inc., 66 Exchange Place - Suite 100, Salt Lake City, UT 84111, Phone: (801) 355-5740.

DESCRIPTION OF BUSINESS

FORWARD LOOKING STATEMENT INFORMATION

Certain statements made in this Registration Statement on Form SB-2 are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the plans and objectives of management for future operations. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. Our plans and objectives are based, in part, on assumptions involving judgments with respect to, among other things, future economic, competitive and market conditions, technological developments related to cellular telephone or other mobile communications, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

Although we believe that our assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein particularly in view of the current state of our operations, the inclusion of such information should not be regarded as a statement by us or any other person that our objectives and plans will be achieved. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the factors set forth herein under the headings “Business,” “Risk Factors” and “Plan of Operations.”

OUR PROPOSED BUSINESS

We intend to become a provider of software that enhances the utility of cellular telephones and possibly other mobile devices and handheld devices. We are not presently operational, but anticipate commencing operations within the next six months contingent on the receipt of additional financing of between $1 million and $3 million.  Our primary focus will be to hire management personnel in both marketing and technical areas.

Overview

We were incorporated in February 2007 as a Delaware corporation.  We were formed to develop and provide software and services to enhance the use of cellular phones and other hand held communication devices.  Our first product, under early development is “Shopfinder NOW”.  Shopfinder NOW will provide a service where a user can be advised on his cellular telephone of products and services which meet specific pre-stated conditions, based upon a detailed profile the customer has entered.

If we are successful in developing this and other associated software products, we will then market our products to a variety of stake-holders including cellular telephone manufacturers, or Cellular Carriers Providers, advertising agencies and the like.  Management believes that once we are publicly traded, we will be able to raise additional funds to hire software developers and marketing personnel who will be necessary for us to operate.  Our products will only be successful in the marketplace if they represent unique enhancements not available elsewhere. Further these services must be created at price points attractive to the various stakeholders as well as end users.  We are continually seeking to develop additional products.

Any products we develop must be compatible for use on current cellular and handheld devices operating on several platforms.

Proposed Products and Services

Our proposed mobile communication enhancement software will be designed to be intuitive and to address needs of primarily of the non-youth segments of the cellular telephone user community.  It is managements, unproven belief, that this segment is currently underserved; and will place a premium on the content, timeliness and value of the information provided rather than on the “slickness” of the message which appears to characterize a younger marketplace.

ShopfinderNOW is our first proposed product. When operational, it will be offered on a subscription basis to telephone customers and merchants.  Shopfinder NOW will enable the telephone subscriber to locate nearby subscriber merchants based on the profile previously entered. Fees will be collected from both the telephone user that subscribes as well as from merchants. Shopfinder NOW will take advantage of the location information that is available in connection with cellular phone service to help the subscriber locate his preferred hotels, restaurants and stores. Shopfinder NOW is not operational at this time and we will require additional funding to complete this product.

We do not have any other presently proposed products, but anticipate developing the same.

Planned Sales and Marketing

Our marketing effort will be a vital part of our operation. We will be required to market to OEM’s, cellular carriers, direct to consumer as well as to the advertising sponsors and merchants. In addition, in the case of Shopfinder NOW, we may be required to build a subscriber base of cellular telephone users and merchants. We have allocated a significant portion of our operating budget to this marketing effort that may include hiring marketing personnel, advertising in trade publications, and, if required, advertising in the general media.

Need for Strategic Relationships

We have no strategic partners and will seek to enter into alliances with the stakeholders characterized above and other software designers to increase the possibility of our success in the cellular telephone market. We cannot promise that these efforts will be successful.

Technology

Because we do not have any existing relationships with any companies, our software products must be developed to operate in a multitude of operating environments.  If we fail to accomplish this, we may be foreclosed from marketing our products to certain market segments.  To address this concern, management has allocated a significant portion of our effort to software development.

While complex to implement well, the software required for each business function to perform properly is either available off the shelf from existing vendors; or can be created using industry standard programming tools, techniques and platforms.   While it is difficult to predict with any confidence the time and expense to get each business function on line, the technology risk is relatively minimal, as all the existing components already exist.

Intellectual Property Rights

We have not, nor do we intend apply for patent protection for Shopfinder NOW.  As our products are developed, management will from time to time review the advisability of seeking a patent or taking other action to protect our intellectual rights in our products.  However, even if we were to secure a patent for one of our products or a component thereof, it is impossible to predict whether that patent would afford meaningful protection to us or would be found by a court to infringe upon the patents of others and subject us to an award of damages.

Service Quality and Client Care

We believe that customer goodwill is vital to our growth. In addition to waiting for the receipt of capital, we intend to delay the roll out of our products until we are confident that it will have a zero error experience, until we can successfully operate to the benefit of the subscribers. We believe that delaying our potential revenue stream will be a wise investment if there is a reward in reliability that results in customer goodwill. We will actively monitor and analyze our subscriber’s usage experiences with customer satisfaction surveys.

We will also seek to review our performance with our customers on a regular basis, set specific performance improvement goals, and modify our operations accordingly. We believe that feedback from our customers will contribute to repeat business.

Competition

We will compete with cellular telephone software developers for developers, as well as the in-house development capabilities of cell phone manufacturers and carriers. As essentially we are new form of advertising media: we will also compete for advertising dollars from the traditional advertising base.

The principal competitive factors in the conferencing market are price and the uniqueness of the software product. There are few regulatory barriers to entry in our business.

Suppliers

We will utilize computers and other office equipment that is readily available from many sources and do not anticipate that actions by suppliers will materially impact our operations.  However, we will also be utilizing the infrastructure of, and attempting to sell services to cellular carriers.  These carriers, may or may not desire to work with, or buy products from us.  In addition, market forces may align in such a manner as to have these same cellular carriers act also as our competition.

Regulation

Although the telecommunications industry has historically been subject to extensive regulation, deregulation over the past few decades should allow us to operate independently of any material governmental regulation.

Employees

As of September 30, 2007 and currently we have no employees. Our officers serve us on a part time basis without compensation. If we become fully operational, we foresee the need for five technical employees, at least two clerical employees, and marketing and sales personnel as determined by management’s judgment of our business’ needs.

Legal Proceedings

We are not party to any legal proceeding and are unaware of any threatened legal proceeding to which we may become subject.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Management’s Discussion and Analysis contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors discussed in “Factors That May Affect Future Results and Financial Condition.”

OVERVIEW

We are in a developmental stage. Implementing our planned business operation is dependant on the effectiveness of this registration statement and our ability to raise between $1million and $3million of additional capital after all offering expenses paid to a placement agent, attorneys, accountant’s and the like.

Our plan is to utilize such capital we raise as follows:

	If a Net of One Million Dollars is Raised	If a Net of Three Million Dollars is Raised
Renting and Furnishing Offices	$50,000	$250,000
Equipment	$200,000	$300,000
Officer Salaries	$250,000	$800,000
Employee Salaries	$250,000	$750,000
Working Capital	$250,000	$900,000

INFLATION

Inflation can be expected to have an impact on our operating costs. A prolonged period of inflation could cause a general economic downturn and negatively impact our results. However, the effect of inflation has been minimal over the past three years.

SEASONALITY

We do not believe that our business will be seasonal to any material degree.

DESCRIPTION OF PROPERTY

We currently operate out of the residence of our CEO and president Timothy Lightman and will not pay any rent to Mr. Lightman until such time as we generate cash flow from our fund raising activities or operations. When we receive additional funding and need space beyond our present facility, we believe that we will be able to find ample suitable space within our projected budget as set forth above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our founder, Timothy Lightman purchased 985,000 shares of our common stock, respectively, upon our formation, at $0.0001 per share.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the cash and non-cash annual remuneration of each of the three highest paid persons who are officers or directors as a group during our last fiscal year:

Name of individual or identity of group	Capacities in which remuneration was received	Salary	Bonus	Stock Awards	All Other Compensation	Aggregate remuneration
Timothy Lightman	CEO	$0	$0	$0	$0	$0

The Company has not paid any compensation in cash to any officer or director and does not intend to do so until such time as its capital resources are sufficient in the judgment of its Board of Directors.  The Company has not paid and has no present plan to give any compensation other than cash.  The Company does not have any Stock Option Plan or other equity compensation plans.   Mr. Lightman will not withdraw any cash compensation from the Company until it receives debt or equity financing or cash flow from operations.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Frank J. Hariton, Esq., 1065 Dobbs Ferry Road, White Plains, New York 10607. Frank J. Hariton, Esq. owns 15,000 shares of our common stock that are included in this registration statement.

EXPERTS

The financial statements of Mobile Presence Technologies, Inc. as of September 30, 2007 and for the period from February 13, 2007 (inception) through September 30, 2007, included in this prospectus have been audited by Li & Company, PC, an independent registered public accounting firm, and have been so included in reliance upon the report of Li & Company, PC given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

 We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement.

As of the date of this prospectus, we became subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we will file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N. E., Washington, D.C. 20649. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings will also be available to the public at the SEC's web site at "http:/www.sec.gov."

You may request, and we will voluntarily provide, a copy of our filings, including our annual report containing audited financial statements, at no cost to you, by writing or telephoning us at the following address:
Mobile Presence Technologies, Inc.
211 West 106th Street – Apartment 15B
New York, New York 10025

MOBILE PRESENCE TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE COMPANY)

September 30, 2007

INDEX TO FINANCIAL STATEMENTS

                            Contents                                                                                                                                                                   Page(s)

Report of Independent Registered Public Accounting Firm..............................................................................F-2

Balance Sheet at September 30, 2007.....................................................................................................................F-3

Statement of Operations for the Period From February 13, 2007 (Inception)
Through September 30, 2007.................................................................................................................................. F-4

Statement of Stockholders’ Equity for the Period From February 13, 2007 (Inception)
Through September 30, 2007...................................................................................................................................F-5

Statement of Cash Flows for the Period From February 13, 2007 (Inception)
 Through September 30, 2007..................................................................................................................................F-6

Notes to the Financial Statements............................................................................................................F-7 to F-10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Mobile Presence Technologies, Inc.
(A development stage company)
New York, New York

We have audited the accompanying balance sheet of Mobile Presence Technologies, Inc. (a development stage company) (the “Company”) as of September 30, 2007 and the related statement of operations, stockholders’ equity and cash flows for the period from February 13, 2007 (inception) through September 30, 2007. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2007 and the results of its operations and its cash flows for the period from February 13, 2007 (inception) through September 30, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company had a deficit accumulated during development stage and had a net loss and cash used in operations for the period from February 13, 2007 (inception) through September 30, 2007, with no revenues since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Li & Company, PC
Li & Company, PC

Skillman, New Jersey
November 20, 2007

MOBILE PRESENCE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
September 30, 2007

ASSETS
CURRENT ASSETS:
Cash	$25,591

Total Current Assets	25,591

Total Assets	$25,591

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accrued expenses	$8,000
Common stock to be issued	1,000

Total Current Liabilities	9,000

STOCKHOLDERS' EQUITY:
Preferred stock at $0.0001 par value: 1,000,000 shares authorized;
none issued and outstanding	-
Common stock at $0.0001 par value: 20,000,000 shares authorized,
1,044,500 shares issued and outstanding	104
Additional paid-in capital	44,496
Deficit accumulated during development stage	(28,009)

Total Stockholders' Equity	16,591

Total Liabilities and Stockholders' Equity	$25,591

See accompanying notes to the financial statements.

MOBILE PRESENCE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
For the Period From February 13, 2007 (Inception) Through September 30, 2007

OPERATING EXPENSES:
General and administrative expenses	$28,009

Total operating expenses	28,009

LOSS FROM OPERATIONS	(28,009)

INCOME TAXES	-

NET LOSS	$(28,009)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED:	$(0.03)

Weighted Common Shares Outstanding - basic and diluted	1,010,958

See accompanying notes to the financial statements

MOBILE PRESENCE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY
For the Period From February 13, 2007 (Inception) Through September 30, 2007

				Deficit
	Common Stock, $0.0001 Par Value		Additional	Accumulated	Total
	Number of		Paid-in	during	Stockholders'
	Shares	Amount	Capital	Development Stage	Equity

Balance, February 13, 2007 (Inception)	-	$-	$-	$-	$-

Issuance of common stock for cash	1,000,000	100			100
($.0001 per share)

Issuance of common stock for cash	44,500	4	44,496		44,500
($1.00 per share; June 5, 2007
through September 30, 2007)

Net loss				(28,009)	(28,009)

Balance, September 30, 2007	1,044,500	$104	$44,496	$(28,009)	$16,591

See accompanying notes to the financial statements

MOBILE PRESENCE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
For the Period From February 13, 2007 (Inception) Through September 30, 2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(28,009)

Adjustments to reconcile net loss to net cash used in operating activities
Changes in operating assets and liabilities:
Accrued expenses	8,000

NET CASH USED IN OPERATING ACTIVITIES	(20,009)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	44,600
Proceeds from common stock to be issued	1,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	45,600

NET INCREASE IN CASH	25,591

Cash at beginning of period	-

Cash at end of period	$25,591

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$-
Taxes paid	$-

See accompanying notes to the financial statements

MOBILE PRESENCE TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
Notes to the Financial Statements
September 30, 2007

NOTE 1 - ORGANIZATION AND OPERATIONS

Mobile Presence Technologies, Inc. (“MPT” or the “Company”), a development stage company, was incorporated on February 13, 2007 under the laws of the State of Delaware. Initial operations have included organization and incorporation, target market identification, new product development, marketing plans, and capital formation. A substantial portion of the Company’s activities has involved developing a business plan and establishing contacts and visibility in the marketplace. The Company has not generated any revenues since inception. The Company plans to develop and market software enhancements and advertising to cellular telephone services that are oriented towards the non-youth market.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development stage company

The Company is a development stage company as defined by Statement of Financial Accounting Standards No. 7 “Accounting and Reporting by Development Stage Enterprises” (“SFAS No. 7”). The Company is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced. All losses accumulated since inception have been considered as part of the Company's development stage activities.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Due to the limited level of operations, the Company has not had to make material assumptions or estimates other than the assumption that the Company is a going concern.

Cash equivalents

           The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Fair value of financial instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.  The carrying amounts of financial assets and liabilities, such as cash and accrued expenses, approximate their fair values because of the short maturity of these instruments and market rates of interest.

Revenue recognition

The Company’s future revenues will be derived principally from software enhancements and advertising to cellular telephone services. The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 (“SAB No. 104”) for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned less estimated future doubtful accounts. The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement that the services have been rendered to the customer, the sales price is fixed or determinable, and collectibility is reasonably assured.

Income taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“SFAS No. 109”). Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

        Net loss per common share

Net loss per common share is computed pursuant to Statement of Financial Accounting Standards No. 128 “Earnings Per Share” (“SFAS No. 128”).  Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no potentially dilutive shares outstanding as of September 30, 2007.

Recently issued accounting pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation Number 48 “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (“FIN No. 48”). FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. The Company must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. FIN No. 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109 “Accounting for Income Taxes”. The interpretation clearly scopes out income tax positions related to FASB Statement No. 5 “Accounting for Contingencies”. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. Earlier adoption is permitted as of the beginning of an enterprise’s fiscal year, provided the enterprise has not yet issued financial statements, including financial statements for any interim period, for that fiscal year. The adoption of this statement did not have a material effect on the Company’s financial condition and results of operations.

On September 15, 2006, the FASB issued FASB Statement No. 157 “Fair Value Measurements” (“SFAS No. 157”).  SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS No. 157 is effective as of the beginning of the first fiscal year beginning after November 15, 2007.  The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

           In September 2006, FASB issued FASB Statement No. 158 “Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No 87, 88, 106 and 132(R)” (“SFAS No. 158”).  SFAS No. 158 requires the recognition of the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in the statement of financial position and the recognition of changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 also requires the measurement of the funded status of a plan as of the date of the year-end statement of financial position. SFAS No. 158 is effective as of the end of the fiscal year ending after December 15, 2006 for an employer with publicly traded equity securities. The Company does not anticipate that the adoption of this statement will have any effect on the Company’s financial condition and results of operations since the Company does not have any defined benefit or other postretirement plans.

On February 15, 2007, the FASB issued FASB Statement No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings. SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

NOTE 3 – DEVELOPMENT STAGE ACTIVITIES AND GOING CONCERN

The Company is currently in the development stage. The Company intends to develop and market software enhancements and advertising to cellular telephone services that are oriented towards the non-youth market; however, the Company has not yet acquired the necessary equipment or begun operations.  Its activities as of September 30, 2007 have been organizational and developmental (pre-operational).

As reflected in the accompanying financial statements, the Company had a deficit accumulated during the development stage of $28,009 at September 30, 2007, had a net loss and cash used in operations of $28,009 and $20,009 for the period from February 13, 2007 (inception) through September 30, 2007, respectively, and earned no revenues since inception.

While the Company is attempting to commence operations and produce revenues, the Company’s cash position may not be significant enough to support the Company’s daily operations. Management intends to raise additional funds by way of a public or private offering.  Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to increase revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate revenues. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – STOCKHOLDERS’ EQUITY

Sale of common stock

The Company was incorporated on February 13, 2007. Upon the formation, the Company issued 985,000 shares of its common stock to its founder at their par value of $0.0001 per share and 15,000 shares to its counsel Frank J. Hariton at their par value of $0.0001 per share. For the period from June 5, 2007 through September 30, 2007, the Company sold 44,500 shares of its common stock in a private placement at $1.00 per share to 39 individuals; 1,000 were never issued and in October 2007, the Company refunded the individual $1,000.

NOTE 5 – INCOME TAXES

At September 30, 2007, the Company had net operating loss (“NOL”) carry–forwards for Federal income tax purposes of $28,009 that may be offset against future taxable income through 2027. No tax benefit has been reported with respect to these net operating loss carry-forwards in the accompanying financial statements because the Company believes that the realization of the Company’s net deferred tax assets of approximately $9,523 was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are fully offset by a valuation allowance.

Deferred tax assets consist primarily of the tax effect of NOL carry-forwards. The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realization.  The valuation allowance of approximately $9,523 has been provided for the period from February 13, 2007 (inception) through September 30, 2007.

Components of deferred tax assets as of September 30, 2007 are as follows:

Net deferred tax assets – Non-current:
Expected Federal income tax benefit from NOL carry-forwards	$9,523

Less valuation allowance	(9,523)
Deferred tax assets, net of valuation allowance	$-

The reconciliation of the effective income tax rate to the federal statutory rate for the period from February 13, 2007 (inception) through September 30, 2007

Federal income tax rate	34.0%
Change in valuation allowance on net operating loss carry-forwards	(34.0)%
Effective income tax rate	0.0%

NOTE 6 – RELATED PARTY TRANSACTION

The Company has been provided office space by its Chief Executive Officer at no cost.

NOTE 7 – SUBSEQUENT EVENT

For the period from October 1, 2007 through October 31, 2007, the Company sold 2,000 shares of its common stock at $1.00 per share for $2,000 to two individuals.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	2
RISK FACTORS	3
USE OF PROCEEDS	7
SELLING STOCKHOLDERS	8
DETERMINATION OF OFFERING PRICE	9
DIVIDEND POLICY	9
MARKET FOR SECURITIES	9
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	12
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS	12
DESCRIPTION OF CAPITAL STOCK	13
DESCRIPTION OF BUSINESS	15
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	17
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	18
LEGAL MATTERS	18
EXPERTS	18
WHERE YOU CAN FIND MORE INFORMATION	18
INDEX TO FINANCIAL STATEMENTS	F-1

Dealer Prospectus Delivery Obligation

Until XXXXX, 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The selling stockholders are offering and selling shares of our common stock only to those persons and in those jurisdictions where these offers and sales are permitted.

You should rely only on the information contained in this prospectus, as amended and supplemented from time to time. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this prospectus is complete and accurate only as of the date of the front cover regardless of the time of delivery or of any sale of shares. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has not been a change in our affairs since the date hereof.

This prospectus has been prepared based on information provided by us and by other sources that we believe are reliable. This prospectus summarizes information and documents in a manner we believe to be accurate, but we refer you to the actual documents or the agreements we entered into for additional information of what we discuss in this prospectus.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our certificate of incorporation provides to the fullest extent permitted by Delaware law, that our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our certificate of incorporation, as amended, is to eliminate the right of us and our stockholders (through stockholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior, except under certain situations defined by statute. We believe that the indemnification provisions in our certificate of incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Securities Act) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered, we willfulness in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the distribution of the Common Stock being registered.  All amounts are estimates except the SEC registration fee.

Amount to be Paid
SEC registration fee	$ 21.48
Printing and engraving expenses	$ 3,000.00
Legal fees and expenses	$12,500.00
Accounting fees and expenses	$ 5,000.00
Blue Sky qualification fees and expenses	$ 300.00
Transfer Agent and Registrar fees	$ 500.00
Miscellaneous fees and expenses	$ 178.52
Total	$21,500.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On February, 2007, we issued an aggregate of 1,000,000 shares of our common stock to our founders as follows: (i) 985,000 shares to Timothy Lightman, our Chief Executive O~~o~~fficer and director; and (ii) ~~a consultant as a consulting fee~~15,000 shares to Frank J. Hariton, our counsel~~10,0~~. The issue price of our founders’ shares was at their~~e~~ par value of $.0001, which was paid in cash for an aggregate of $100.  All of such transactions with the Company’s founders were exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”).  All of the shares issued in such transactions bear an appropriate restrictive legend.

From June to October 2007, 46,500 shares of the Company’s common stock were issued to 40 investors for $46,500 in cash ($1.00 per share).  These shares were issued in a private offering pursuant to Regulation D under the Act, and each of the investors therein represented in writing that such investor was an accredited investor as that term is defined in Regulation D and that he was acquiring the shares for his own account and for investment.  A copy of such subscription agreement is filed as Exhibit 4.1 to the registration statement of which this prospectus is a part.  No underwriter or placement agent participated in the foregoing transactions, and no underwriting discounts or commissions were paid, nor was any general solicitation or general advertising conducted.  The securities bear a restrictive legend and stop transfer instructions are noted on our stock transfer records.  The offering was, accordingly, exempt by reason of Section 4(6) of the Act.

 EXHIBITS

The following exhibits are filed with this Registration Statement on Form SB-2.

Exhibit No.	Description
3.1	Certificate of Incorporation - previously filed
3.2	Bylaws - previously filed
4.1	Specimen Stock Certificate - previously filed
5.1	Legal Opinion of Frank J. Hariton - previously filed
23.1	Consent of Li & Company, PC
23.2	Consent of Frank J. Hariton (included in Exhibit 5.1)

UNDERTAKINGS

We hereby undertake to:

1.  File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act; and

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

2.  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

4. That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b)(§230.424(b) of Title 17 of the Code of Federal Regulations Chapter II, Securities and Exchange Commission) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the City of New York, State of New York, on the 3rd of January, 2008

_________________________________________________Mobile Presence Technologies, Inc.,

_________________________________________________By:  /s/   Timothy Lightman
_________________________________________________Name: Timothy Lightman
_________________________________________________Title: President and Chief Executive Officer and Chief Financial Officer
                                                                                                                   (Principal Executive, Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Person	Capacity	Date
Timothy Lightman	Chairman and Chief Executive Officer and a Director (Principal Executive, Accounting and Financial Officer)	January 3, 2008